Exhibit 99.3

STOCK OPTION AGREEMENT
HOME BANCSHARES, INC.
2022 EQUITY INCENTIVE PLAN
    This STOCK OPTION AGREEMENT, hereinafter referred to as the "Option" or the "Agreement," is made on __________, 20___ between Home BancShares, Inc., an Arkansas corporation (the “Company”) and __________ (“Optionee”).

    The Company, pursuant to the terms of the Home BancShares, Inc. 2022 Equity Incentive Plan, as amended from time to time (the "Plan”), hereby grants an option to purchase ______ shares of Common Stock of the Company, par value $0.01 per share ("Common Stock") to the Optionee at the price and in all respects subject to the terms, definitions and provisions of the Agreement.

    1.    Option Price. The Option price is $______ for each share of Common Stock.

    2. Exercise and Option. This Option shall be exercisable at any time and from time to time pursuant to the exercise schedule and in accordance with the terms of this Agreement as follows:

(a)Exercise Schedule. This Option shall vest and become exercisable in installments as indicated below:

Percentage of Shares	Scheduled Vesting Date

(b)Method of Exercise. This Option shall be exercisable by a written notice, which shall:

(i) state the election to exercise the Option, the number of shares of Common Stock in respect of which it is being exercised, the person in whose name any book entry or stock certificate for such shares of Common Stock is to be registered, his or her address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

(iii) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option.

(iv) be accompanied by payment to the Company of the full Option price for the shares with respect to which the Option is exercised. The Option price shall be paid in the following manner:

        (i) full payment in cash or equivalent;

(ii) full payment in shares of Common Stock, which shall have been held for more than six (6) months, having a fair market value on the exercise date equal to the Option price;

(iii) a “net exercise” arrangement where the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate Option price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate Option price not satisfied by such reduction in the number of whole shares to be issued; or

        (iv) any combination of (i), (ii) or (iii), equal in the aggregate to the Option price.

        (c) Securities Exemption. The Company shall not be required to issue or deliver any book entries or certificates for shares of Common Stock purchased upon the exercise of the Option (i) prior to the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable, or (ii) prior to receiving an opinion of counsel, satisfactory to the Company, that the sale or issuance of such shares is exempt from these registration or qualification requirements.

        (d) Restrictions on Exercise. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

        (e) Termination, Death & Disability.

            (i) In the event the employment of the Optionee shall be terminated by the Company or by the Optionee for any reason other than death or Disability, any unvested portion of this Option as of the date of the Optionee’s termination of employment shall be forfeited to the Company at no cost to the Company, automatically and immediately. Any vested and unexercised portion of this Option as of the date of the Optionee’s termination of employment may be exercised at any time on or before the earlier of (1) the date that is three (3) months after such termination of employment, or (2) the termination date of the Option as set forth herein.

            (ii) In the event of the Optionee’s Disability, any unvested portion of this Option shall vest immediately. Any vested and unexercised portion of this Option may be exercised at any time on or before the earlier of (1) the date that is one (1) year after the determination of the Optionee’s Disability, or (2) the termination date of the Option as set forth herein.

            (iii) Except as otherwise provided herein, if Optionee shall die while employed by the Company, any unvested portion of this Option shall vest immediately and become immediately exercisable by the Optionee’s estate or by the person who acquires the right to exercise such Option upon the Optionee’s death by bequest, inheritance or beneficiary designation. Any vested and unexercised portion of this Option may be exercised at any time on or before the earlier of (1) the date that is one (1) year after the date of the Optionee’s death or such other date as the Committee may at any time provide, or (2) the termination date of the Option as set forth herein. Notwithstanding the foregoing provisions of this Section 2(e)(iii), if the Optionee dies by suicide, while sane or insane, any unvested portion of this Option will be forfeited to the Company at no cost to the Company, automatically and immediately. For purposes of this Section 2(e)(iii), “suicide” shall include situations where the Optionee (A) causes his or her own death in an obvious manner (where the Optionee is clearly responsible for taking his or her own life), (B) dies while carrying out acts of felony, or (C) intentionally conducts activities with a high probability of death that result in death (such as, for example, excessively overdosing on drugs known to cause death or driving while extremely intoxicated).

            (iv) This Option shall terminate the day before the 10th anniversary of the Option.

    3.    Non-Transferability of Option. This Option may not be assigned or transferred other than by will or the applicable laws of descent and distribution or pursuant to a transfer on death beneficiary designation by the Optionee on a form provided by the Company for such purpose; provided, however, that this Option may only be exercised by the Optionee’s heirs or beneficiaries to the extent vested and unexercised in accordance with this Agreement. This Option may be exercised during the lifetime of the Optionee only by the Optionee.

    4.    Stock Subject to the Option. In addition to the restrictions set forth above, the Company and the Optionee agree that the Common Stock of the Company acquired pursuant to this Agreement shall be subject to the restrictions set forth in the Plan.

    5.    Adjustments Upon Changes in Capitalization. The number of shares of Common Stock subject to this Agreement shall be proportionately adjusted for any change in the stock structure of the Company because of share dividends, recapitalization, reorganizations, mergers or other restructuring.

    6.    Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, now at 719 Harkrider Street, Conway, Arkansas 72032, attention Chief Financial Officer. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee’s most recent address set forth in the Company’s personnel records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

    7.    Change in Control. Upon a change in control of the Company, any unvested portion of this Option shall become fully vested and exercisable on the date of the change in control, subject to compliance with legal and other requirements.

    8.    Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon Optionee's heirs, legal representatives, and successors. This Agreement shall be sole and exclusive source of any and all rights which the Optionee, his or her heirs, legal representatives or successors may have in respect to the Plan or any options or Common Stock granted or issued hereunder, whether to himself or to any other person.

    9.    Plan Amendments. This Agreement shall be subject to the terms of the Plan, as amended, except that the Award that is the subject of this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of the award without the Optionee’s written consent.

    10.    Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

    11.    Terms. Any terms used in this Agreement that are not otherwise defined shall have the meanings prescribed to them in the Plan.

    12.    Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

[Signature page follows.]

    IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.

            COMPANY

            HOME BANCSHARES, INC.

            By: __________________________________
                 John W. Allison, Chairman

            OPTIONEE

            ____________________________________
            [Optionee]

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